Exhibit 5.2

Allen & Overy
société en commandite simple, inscrite au barreau de Luxembourg
33 avenue J.F. Kennedy L-1855 Luxembourg
Boîte postale 5017 L-1050 Luxembourg

Tel +352 4444 55 1
TE Connectivity Ltd.	Fax +352 4444 55 557
Rheinstraße 20
CH-8200 Schaffhausen	frank.mausen@allenovery.com

Tyco Electronics Group S.A.
17, Boulevard Grande-Duchesse Charlotte
L-1331 Luxembourg

Our ref

Luxembourg, 5 December 2018

Tyco Electronics Group S.A. (incorporated with limited liability under the laws of the Grand Duchy of Luxembourg)

Dear Sirs,

We have acted as legal advisers in the Grand Duchy of Luxembourg (Luxembourg) to Tyco Electronics Group S.A. (the Company), a public limited liability company (société anonyme) organized under the laws of Luxembourg and registered with the Luxembourg Trade and Companies Register (the Register) under the number B 123.549 in connection with the proposed issue and sale to the Underwriters (as named in Schedule I of the Underwriting Agreement) of USD350,000,000 Senior Floating Rate Notes due 2020 (the Securities) pursuant to the terms of an underwriting agreement, dated 28 November 2018 (the Underwriting Agreement). The Securities will be fully and unconditionally guaranteed as to payment of principal, premium and interest (the Guarantees) by TE Connectivity Ltd. (the Guarantor). The Securities and related guarantee are to be issued pursuant to an indenture dated as of 25 September 2007 (the Base Indenture), as supplemented from time to time and for the last time by the fifteenth supplemental indenture dated 5 December 2018 governing the Securities (the Fifteenth Supplemental Indenture), among the Company, the Guarantor and Deutsche Bank Trust Company Americas, as trustee (the Trustee).

We are delivering this opinion letter to you in connection with the registration statement on Form S-3 pertaining to the Securities filed by the Company and the Guarantor with the Securities and Exchange Commission (the Registration Statement) on 5 December 2018.

We give this opinion on the basis and subject to the assumptions and qualifications set out below.

1.                                      BASIS OF OPINION

(a)                                 This opinion is confined to Luxembourg law as currently in force and applied. This opinion is to be construed in accordance with the laws of Luxembourg.

Allen & Overy, société en commandite simple, is an affiliated office of Allen & Overy LLP. Allen & Overy LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Bangkok, Barcelona, Beijing, Belfast, Bratislava, Brussels, Bucharest (associated office), Budapest, Casablanca, Doha, Dubai, Düsseldorf, Frankfurt, Hamburg, Hanoi, Ho Chi Minh City, Hong Kong, Istanbul, Jakarta (associated office), Johannesburg, London, Luxembourg, Madrid, Milan, Moscow, Munich, New York, Paris, Perth, Prague, Riyadh (cooperation office), Rome, São Paulo, Séoul, Shanghai, Singapore, Sydney, Tokyo, Warsaw, Washington, D.C. and Yangon.

(b)                                 For the purpose of giving this opinion, we have examined, to the exclusion of any other document, copies of the following documents:

(i)                                     the form of the Securities;

(ii)                                  an electronic copy received by e-mail of the executed Base Indenture dated 25 September 2007, as supplemented by the Fifteenth Supplemental Indenture, with respect to the Securities (collectively, the Indenture);

(iii)                               an electronic copy received by e-mail of the executed Guarantee dated 5 December 2018;

(iv)                              an electronic copy received by e-mail of (i) an extract of the minutes of the meeting of the board of directors of the Company held on 18 July 2007 whereby the board of directors approved the Base Indenture; (ii) an extract of the minutes of the meeting of the board of directors of the Company held on 18 July 2016 and an extract of the minutes of the meeting of the board of directors of the Company held on 19 September 2018 whereby the board of directors authorized inter alia the execution, delivery and performance of the Underwriting Agreement and the Fifteenth Supplemental Indenture in connection with transactions either registered, subject to future registrations, or exempted from registration, with the US Securities and Exchange Commission (together, the Resolutions);

(v)                                 a copy of the restated articles of association (statuts coordonnés) of the Company as of 25 April 2014 (the Articles);

(vi)                              an electronic copy received by e-mail of a certificate issued by a director of the Company dated as of 5 December 2018 (the Director’s Certificate);

(vii)                           an electronic copy of an excerpt from the Register pertaining to the Company dated 5 December 2018 (the Excerpt); and

(viii)                        an electronic copy of a negative certificate (certificat négatif) issued by the Register dated 5 December 2018, stating that on the day immediately prior to the date of issuance of the certificate there were no records at the Register of any court order regarding, amongst others, a (i) bankruptcy adjudication against the Company, (ii) moratorium or reprieve from payment (sursis de paiement), (iii) controlled management (gestion contrôlée) or (iv) general settlement or composition with creditors (concordat préventif de la faillite) (the Certificate); and

(ix)                              an electronic copy received by e-mail on 4 November 2018 of the annual accounts of the Company for the period from 1 October 2016 to 29 September 2017.

In addition, on 5 December 2018, at 9 a.m. CEST, we checked on the internet site of the Register and did not detect (i) actions for a voluntary or compulsory liquidation of the Company and/or (ii) steps to appoint a liquidator or a similar officer over or to wind up the Company at that date and time on record on the internet site of the Register (the Search).

Terms defined in the Underwriting Agreement and used herein, but not otherwise defined herein, have the meanings ascribed thereto in the Underwriting Agreement. The items described in paragraphs 1.(b) (i), (ii) and (iii) above, together with the Securities, will hereinafter each be referred to as an Opinion Document and collectively as the Opinion Documents.

2.                                      ASSUMPTIONS

For the purpose of this legal opinion, we have assumed with your consent and we have not verified independently:

2.1                               the genuineness of all signatures, stamps and seals, the completeness and conformity to the originals of all the documents submitted to us as certified, photostatic, faxed or e-mailed copies or specimens and the authenticity of the originals of such documents and that the individuals purported to have signed, have in fact signed (and had the general legal capacity to sign) these documents;

2.2                               that where documents have been examined by us in draft, extract or specimen form, such documents will be or have been executed in the form of that draft, extract or specimen;

2.3                               that all factual matters and statements relied upon or assumed herein are true and were true and complete on the date of execution of the Opinion Documents (and any document in connection therewith);

2.4                               that each Opinion Document has been executed by such person(s) as specified in the Resolutions;

2.5                               that the entry into, and performance by the Company under the Opinion Documents will materially benefit the Company and are in its best interest and for its corporate benefit;

2.6                               that all the parties to the Opinion Documents (other than the Company) are companies duly organized, incorporated and validly existing in accordance with the laws of the jurisdictions of their respective incorporation and/or their place of effective management, that in respect of all the parties to the Opinion Documents (other than the Company), no steps have been taken pursuant to any insolvency, bankruptcy, liquidation or equivalent proceedings to appoint an administrator, bankruptcy receiver or liquidator over the respective parties or their assets and that no voluntary or judicial winding-up or liquidation of such parties has been resolved or become effective at the date hereof. In respect of the Company, we refer to the Certificate;

2.7                               the due and valid authorization, execution and delivery of each Opinion Document (and any document in connection therewith) by all the parties thereto (other than the Company), as well as the power, authority, capacity and legal right of all the parties thereto (other than the Company) to enter into, execute, deliver and perform their respective obligations thereunder, and compliance with all applicable laws and regulations, other than Luxembourg law;

2.8                               that all authorizations, approvals and consents of any country other than Luxembourg which may be required in connection with the execution, delivery and performance of each Opinion Document (and any other documents in connection therewith) have been or will be obtained and that all internal corporate or other authorization procedures by each party (other than the Company) for the execution by it of each Opinion Document (or any document in connection therewith) to which it is expressed to be a party, have been duly fulfilled;

2.9                               that the place of the central administration (siège de l’administration centrale) and the centre of main interests (as such terms are defined in the Regulation (EU) No 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings, as amended (the European Insolvency Regulation)) of the Company are located at the place of its registered office (siège statutaire) in Luxembourg;

2.10                        that the Opinion Documents are legally valid, binding and enforceable under their governing laws;

2.11                        that the Opinion Documents are entered into and performed by the parties thereto in good faith and without any intention of fraud or intention to deprive of any legal benefit any persons (including for the avoidance of doubt third parties) or to circumvent any applicable mandatory laws or regulations of any jurisdiction (including without limitation any tax laws);

2.12                        that there are no provisions of the laws of any jurisdiction outside Luxembourg which would adversely affect, or otherwise have any negative impact on, the opinions expressed in this legal opinion;

2.13                        that all conditions precedent to the effectiveness of each Opinion Document have been satisfied and that therefore such Opinion Documents are in full force and effect as against the parties thereto;

2.14                        that any representation, warranty or statement of fact or law, other than as to the laws of Luxembourg, made in each Opinion Document is true, accurate and complete in all respects material to this opinion;

2.15                        that the Resolutions are in full force and effect, have not been amended or rescinded since the date referred to in paragraph 1. (b) (iv) above, either in whole or in part, and that the version reviewed by us accurately record the resolutions passed by the board of directors of the Company and that the Resolutions will materially benefit the Company and have been taken in the best interest, and for the corporate benefit of, the Company;

2.16                        that the Articles have not been amended or revoked since the date referred to in paragraph 1. (b) (v) above; and

2.17                        that the meetings of the board of directors held on 18 July 2007, 18 July 2016 and 19 September 2018 mentioned in paragraph 1. (b) (iv) were duly convened and duly held.

3.                                      OPINION

Subject to the assumptions made above and the qualifications set out below and to any matters not disclosed to us, we are of the opinion that under the laws of Luxembourg in effect, and as published, construed and applied by the Luxembourg courts in published Luxembourg court decisions, on the date hereof:

3.1                               The Company is a public limited liability company (société anonyme) duly incorporated and validly existing under the laws of Luxembourg for an unlimited duration, with corporate power and authority under the laws of Luxembourg to own and operate its properties and to enter into and perform its obligations under each Opinion Document.

3.2                               The Company has the corporate power and authority under the laws of Luxembourg to enter into, execute and deliver the Opinion Documents and to perform its obligations thereunder.

3.3                               The Opinion Documents have been duly authorised, executed and delivered on behalf of the Company.

4.                                      QUALIFICATIONS

The foregoing opinion is subject to the following qualifications.

4.1                               Insolvency

The opinions expressed herein are subject to, and may be affected or limited by, the provisions of any applicable bankruptcy, insolvency, liquidation, moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), general settlement or composition with creditors (concordat préventif de la faillite), reorganization proceedings or similar Luxembourg or foreign laws affecting the rights of creditors generally.

4.2                               Bankruptcy, winding-up and similar actions

(1)                                 A search at the Register is not capable of conclusively revealing whether a (and the Certificate does not constitute conclusive evidence that no) winding-up resolution or petition, or an order adjudicating or declaring a, or a petition or filing for, bankruptcy or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), composition with creditors (concordat préventif de la faillite) order or similar action has been adopted or made.

(2)                                 The corporate documents of, and the relevant court orders affecting, a Luxembourg company (including, but not limited to, the notice of a winding-up order or resolution, notice of the appointment of a receiver or similar officer) may not be held at the Register immediately and there may be a delay in the relevant notice appearing on the files regarding the relevant party. Further, documents filed with the Register may have been mislaid or lost. In accordance with Luxembourg company law, changes or amendments to corporate documents to be filed at the Register will be effective (opposable) vis-à-vis third parties only as of the day of their publication in the Luxembourg official gazette (Mémorial C, Recueil des Sociétés et Associations or RESA, Recueil électronique des sociétés et associations, as applicable) unless the company proves that the relevant third parties had prior knowledge thereof.

4.3                               Luxembourg legal concepts and language differences

Luxembourg legal concepts are expressed in English terms and not in their original French or German terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. It should be noted that there are always irreconcilable differences between languages making it impossible to guarantee a totally accurate translation or interpretation.

In particular, there are always some legal concepts which exist in one jurisdiction and not in another, and in those cases it is bound to be difficult to provide a completely satisfactory translation or interpretation because the vocabulary is missing from the language. We accept no responsibility for omissions or inaccuracies to the extent that any are attributable to such factors.

5.                                      This opinion is as of this date and we undertake no obligation to update this opinion or advise of changes hereafter occurring. We express no opinion as to any matters other than those expressly set forth herein, and no opinion is, or may be, implied or inferred herefrom. We express no opinion on any economic, financial or statistical information (including formulas determining payments to be made) contained in the Opinion Documents (or any document in connection therewith).

6.                                      This legal opinion is given on the express basis, accepted by each person who is entitled to rely on it, that this legal opinion and all rights, obligations or liability in relation to it are governed by, and shall be construed in accordance with, Luxembourg law and that any action or claim in relation to it can only be brought before the courts of Luxembourg.

7.                                      Any person who is entitled to, and does, rely on this opinion agrees, by so relying, that, to the fullest extent permitted by law and regulation (and except in the case of wilful misconduct or fraud) there is no assumption of personal duty of care by, and such person will not bring any claim against, any individual who is a partner of, member of, employee of or consultant to Allen & Overy, société en commandite simple, Allen & Overy LLP or any other member of the group of Allen & Overy undertakings and that such person will instead confine any claim to Allen & Overy, société en commandite simple, Allen & Overy LLP or any other member of the group of Allen & Overy undertakings (and for this purpose “claim” means (save only where law and regulation applies otherwise) any claim, whether in contract, tort (including negligence), for breach of statutory duty, or otherwise).

This opinion is given for your benefit only. It may not be relied upon by or disclosed to any other person, quoted, referred to or otherwise used (save as required by law) without our prior written consent, save that it may be included as exhibit 5.2 to the Registration Statement.

Yours faithfully

/s/ Frank Mausen

Allen & Overy
Frank Mausen*
Partner
Avocat à la Cour

* This document is signed on behalf of Allen & Overy, a société en commandite simple, registered on list V of the Luxembourg bar. The individual signing this document is a qualified lawyer representing this entity.